Exhibit 99.1

Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following is a discussion and analysis of our financial position and results of operations for each of the three years in the period ended December 31, 2010, subsequent to the distribution by Motorola Solutions, Inc. (the “Company” or “Motorola Solutions”) of all the Motorola Mobility Holdings, Inc. (“Motorola Mobility”), and the sale of certain assets and liabilities of the Company’s business of designing, developing, manufacturing, purchasing, selling, integrating, installing and servicing end-to-end cellular networks for public network operators (the “Networks business”). This commentary should be read in conjunction with our consolidated financial statements and the notes thereto appearing under “Item 8: Financial Statements and Supplementary Data.”

Executive Overview

What businesses are we in?

Motorola Solutions reports financial results for the following two segments:

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Government: Our Government segment includes sales from two-way radios and public safety systems. Service revenues included in the Government segment are primarily those associated with the design, installation, maintenance and optimization of equipment for public safety networks.

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Enterprise: Our Enterprise segment includes sales of enterprise mobile computing devices, scanning devices, wireless broadband systems, RFID data capture solutions and iDEN infrastructure. Service revenues included in the Enterprise segment are primarily maintenance contracts associated with the above products.

What were our 2010 financial results?

•	Our net sales were $7.9 billion in 2010, up 10% compared to net sales of $7.2 billion in 2009.

•	We had operating earnings of $778 million in 2010, compared to operating earnings of $570 million in 2009. Operating margin was 9.9% of net sales in 2010, compared to 7.9% of net sales in 2009.

•

We had earnings from continuing operations of $259 million, or $0.77 per diluted common share, in 2010, compared to earnings from continuing operations of $423 million, or $1.28 per diluted common share, in 2009.

•	We generated cash from operating activities of $818 million in 2010, compared to $628 million in 2009.

•

We increased the aggregate of our: (i) cash and cash equivalents balances, (ii) Sigma Fund and short-term investments, and (iii) long-term Sigma Fund, by $904 million from $8.0 billion as of December 31, 2009 to $8.9 billion as of December 31, 2010. Conversely, we decreased the aggregate of our: (i) notes payable and the current portion of long-term debt, and (ii) long-term debt, by approximately $1.1 billion from $3.8 billion as of December 31, 2009 to $2.7 billion as of December 31, 2010.

What were the financial results for our two segments in 2010?

•

In our Government segment: Net sales were $5.1 billion in 2010, an increase of 5% compared to net sales of $4.9 billion in 2009. On a geographic basis, net sales increased in all regions. Operating earnings were $566 million in 2010, compared to operating earnings of $542 million in 2009.

•

In our Enterprise segment: Net sales were $2.7 billion in 2010, an increase of 19% compared to net sales of $2.3 billion in 2009. On a geographic basis, net sales increased in all regions. Operating earnings were $212 million in 2010, compared to operating earnings of $28 million in 2009.

What were our major challenges and accomplishments in 2010?

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In our Government segment: In 2010, sales in the Government segment were higher than in 2009. The Government segment had a slight increase in operating earnings. Additionally, the Government segment has historically worked to rebalance its product portfolio and non-core businesses. In 2010, the segment divested its Israeli-based wireless networks operator.

During the year, the segment was able to overcome worldwide supply shortages and increased lead times to meet demand for our products. Despite the budget challenges facing many of the U.S. governmental customers, demand for our products and solutions by customers in the government and public safety market increased as compared to 2009. In 2010, the segment’s continued commitment to quality, enhancements to our comprehensive portfolio, and a strong customer base contributed to higher sales to our U.S. governmental customers.

As a result of our continued strong commitment to R&D, the year brought many new enhancements to our product portfolio. We expanded our APX™ family of products with additional mobile and portable radios, including radios designed for extreme situations and single-band users and the first encrypted mission-critical Bluetooth earpiece, enabling secure communications when paired with our APX portable radios. We also introduced the industry’s first TETRA wideband data capable mobile radio and the world’s smallest single unit data capable base station, offering a cost-effective solution for expanding coverage. We were awarded the first phase of a 700 MHz LTE network for public safety across multiple counties in the San Francisco Bay area. This agreement represents a first step in deploying a unified state-of-the-art private mission-critical broadband multimedia network.

•

In our Enterprise segment: In 2010, sales in the Enterprise segment were higher than in 2009. This was primarily due to improved demand within the retail markets served, as a result of improved economic conditions. The Enterprise segment improved operating earnings compared to 2009.

Our R&D investments resulted in many new enhancements to our product portfolio. We expanded our mobile computing portfolio with the MC65, a compact, rugged enterprise mobile computer with integrated GPS and data capture. The segment introduced the smallest and lightest enterprise mobile computing device in our mobile computing platform, the ES400. The ES400 features a customizable user interface, integrated voice and data capabilities, as well as mobile computing and scanning functionality.

Recent Developments

On July 19, 2010, the Company announced an agreement to sell certain assets and liabilities of the Networks business to Nokia Siemens Networks B.V. (“NSN”) (the “Transaction”). On April 13, 2011, the Company announced that it and NSN amended this agreement to, among other things, reduce the cash portion of the purchase price from $1.2 billion to $975 million. On April 29, 2011, the Company completed the Transaction, as amended. Based on the terms and conditions of the amended sale agreement, certain assets including $150 million of accounts receivable are excluded from the Transaction. A significant amount of the cash proceeds were received in the U.S. We expect the cash proceeds, including the $150 million of accounts receivable to be collected after the closing of the Transaction, to be approximately $1.0 billion, net of taxes, assignment fees and other transaction-related fees and expenses. The results of operations of the portions of the Networks business included in the Transaction are reported as discontinued operations for all periods presented.

On January 4, 2011, the distribution by the Company of all the common stock of Motorola Mobility was completed (the “Distribution”). The stockholders of record as of the close of business on December 21, 2010 received one (1) share of Motorola Mobility common stock for each eight (8) shares of the Company’s common stock held as of the record date. Immediately following the Distribution, the Company changed its name to Motorola Solutions, Inc. The Distribution was structured to be tax-free to Motorola Solutions and its stockholders for U.S. tax purposes (other than with respect to any cash received in lieu of fractional shares). The historical financial results of Motorola Mobility are reflected in the Company’s consolidated financial statements and footnotes as discontinued operations for all periods presented.

Results of Operations

	Years Ended December 31
(Dollars in millions, except per share amounts)	2010	% of sales	2009	% of sales	2008	% of sales
Net sales from products	$5,870		$5,259		$6,306
Net sales from services	2,001		1,921		1,834

Net sales	7,871		7,180		8,140
Cost of product sales	2,673	45.5%	2,374	45.1%	2,880	45.7%
Cost of service sales	1,281	64.0%	1,237	64.4%	1,171	63.8%

Costs of sales	3,954	50.2%	3,611	50.3%	4,051	49.8%

Gross margin	3,917	49.8%	3,569	49.7%	4,089	50.2%

Selling, general and administrative expenses	1,910	24.3%	1,703	23.7%	1,845	22.6%
Research and development expenditures	1,079	13.7%	1,041	14.5%	1,106	13.6%
Other charges	150	1.9%	255	3.6%	1,817	22.3%

Operating earnings (loss)	778	9.9%	570	7.9%	(679)	(8.3)%
Other income (expense):
Interest income (expense), net	(129)	(1.6)%	(133)	(1.8)%	35	0.4%
Gains on sales of investments and businesses, net	49	0.6%	108	1.5%	64	0.8%
Other	(7)	(0.1)%	92	1.3%	(417)	(5.1)%

Total other income (expense)	(87)	(1.1)%	67	1.0%	(318)	(3.9)%
Earnings (loss) from continuing operations before income taxes	691	8.8%	637	8.9%	(997)	(12.2)%
Income tax expense	415	5.3%	191	2.7%	2,481	30.5%

	276	3.5%	446	6.2%	(3,478)	(42.7)%
Less: Earnings attributable to noncontrolling interests	17	0.2%	23	0.3%	4	0.0%
Earnings (loss) from continuing operations	259	3.3%	423	5.9%	(3,482)	(42.7)%
Earnings (loss) from discontinued operations, net of tax	374	4.7%	(474)	(6.6)%	(762)	(9.4)%

Net earnings (loss)	$633	8.0%	$(51)	(0.7)%	$(4,244)	(52.1)%

Earnings (loss) per diluted common share:
Continuing operations	$0.77		$1.28		$(10.76)
Discontinued operations	1.10		(1.43)		(2.35)

	$1.87		$(0.15)		$(13.11)

Presentation gives effect to the Reverse Stock Split, which occurred on January 4, 2011.

Geographic market sales measured by the locale of the end customer as a percent of total net sales for 2010, 2009 and 2008 are as follows:

Geographic Market Sales by Locale of End Customer

	2010	2009	2008
United States	47%	48%	46%
Europe	16%	16%	19%
Asia	12%	12%	10%
Latin America	9%	8%	8%
Other	16%	16%	17%

	100%	100%	100%

Results of Operations—2010 Compared to 2009

Net Sales

Net sales were $7.9 billion in 2010, a 10% increase compared to net sales of $7.2 billion in 2009. The increase in net sales reflects: (i) a $259 million, or 5%, increase in net sales in the Government segment, and (ii) a $432 million, or 19%, increase in net sales in the Enterprise segment.

Gross Margin

Gross margin was $3.9 billion, or 49.8% of net sales in 2010, compared to $3.6 billion, or 49.7% of net sales, in 2009. Gross margin dollars increased in both segments. The increase in gross margin reflects higher gross margins in both segments, primarily driven by the increase in net sales and product mix. The increase in gross margin as a percentage of net sales in 2010 compared 2009 reflects a slightly higher gross margin percentage in the Government segment and a lower gross margin percentage in the Enterprise segment. The Company’s overall gross margin as a percentage of net sales is impacted by the proportion of overall net sales generated by its various businesses.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses increased 12% to $1.9 billion, or 24.3% of net sales, in 2010, compared to $1.7 billion, or 23.7% of net sales, in 2009. The increase in SG&A expenses reflects higher SG&A expenses in both segments, primarily due to increased selling and marketing expenses related to the increase in net sales and increased employee benefit-related expenses. The increases in employee benefit-related expenses are primarily due to an increase in pension-related expenses and the reinstatement of the Company’s 401(k) matching contributions. SG&A expenses as a percentage of net sales increased in the Government segment and decreased in the Enterprise segment.

Research and Development Expenditures

Research and development (“R&D”) expenditures increased 4% to $1.1 billion, or 13.7% of net sales, in 2010, compared to $1.0 billion, or 14.5% of net sales, in 2009. The increase in R&D expenditures reflects increased R&D expenditures in both segments, primarily due to developmental engineering expenditures for new product development and investment in next-generation technologies, and increased employee benefit-related expenses, primarily due to an increase of expenses related to awards under current incentive plans.

R&D expenditures as a percentage of net sales decreased in both segment. The Company participates in competitive industries with constant changes in technology and, accordingly, the Company continues to believe that a strong commitment to R&D is required to drive long-term growth.

Other Charges

The Company recorded net charges of $150 million in Other charges in 2010, compared to net charges of $255 million in 2009. The charges in 2010 included: (i) $203 million of charges relating to the amortization of intangibles, and (ii) $54 million of net reorganization of business charges included in Other charges, partially offset by: (i) $78 million of gains related to intellectual property settlements and reserve adjustments, and (ii) $29 million of income related to a legal settlement. The charges in 2009 included: (i) $218 million of charges relating to the amortization of intangibles, (ii) $88 million of net reorganization of business charges included in Other charges, and (iii) $24 million of charges related to an environmental reserve, partially offset by $75 million of income related to a legal settlement. The net reorganization of business charges are discussed in further detail in the “Reorganization of Businesses” section.

Net Interest Income (Expense)

Net interest expense was $129 million in 2010, compared to net interest expense of $133 million in 2009. Net interest expense in 2010 included interest expense of $217 million, partially offset by interest income of $88 million. Net interest expense in 2009 includes interest expense of $207 million, partially offset by interest income of $74 million. The increase in net interest expense in 2010 compared to 2009 is primarily attributable to the absence of reversals of interest expense accruals that were no longer needed as a result of the settlement of certain tax audits during 2009, partially offset by increased interest income from long-term receivables.

Gains on Sales of Investments and Businesses

Gains on sales of investments and businesses were $49 million in 2010, compared to a gain of $108 million in 2009. In 2010, the net gain was primarily comprised of a $31 million gain on the sale of a single investment. In 2009, the net gain primarily relates to sales of certain of the Company’s equity investments, of which $32 million of gain was attributed to a single investment.

Other

Net Other expense was $7 million in 2010, compared to net Other income of $92 million in 2009. The net Other expense in 2010 was primarily comprised of: (i) $21 million of investment impairments, (ii) a $12 million loss from the extinguishment of a portion of the Company’s outstanding long-term debt, partially offset by: (i) a $12 million foreign currency gain, and (iii) an $11 million gain from Sigma Fund investments. The net income in 2009 was primarily comprised of: (i) $80 million of gains from Sigma Fund investments, (ii) a $67 million gain related to the extinguishment of a portion of the Company’s outstanding long-term debt, and (ii) a $14 million foreign currency gain, partially offset by $75 million of other-than-temporary investment impairment charges.

Effective Tax Rate

The Company recorded $415 million of net tax expense in 2010, resulting in an effective tax rate on continuing operations of 60%, compared to $191 million of net tax benefits in 2009, resulting in an effective tax rate of 30%. The Company’s effective tax rate in 2010 was higher than the U.S. statutory tax rate of 35% primarily due to: (i) an increase in the U.S. federal income tax accrual for repatriation of undistributed foreign earnings related to the realignment of the Company’s investment structure in preparation of the Distribution of Motorola Mobility, and (ii) a non-cash tax charge related to the Medicare Part D subsidy tax law change, partially offset by reductions in unrecognized tax benefits for facts that now indicate the extent to which certain tax positions are more-likely-than-not of being sustained.

The Company’s effective tax rate will change from period to period based on non-recurring events, such as the settlement of income tax audits, changes in valuation allowances and the tax impact of significant unusual or extraordinary items, as well as recurring factors including changes in the geographic mix of income and effects of various global income tax strategies.

Earnings (Loss) from Continuing Operations

The Company had net earnings from continuing operations before income taxes of $691 million in 2010, compared with $637 million in 2009. After taxes, and excluding Earnings attributable to noncontrolling interests, the Company had net earnings from continuing operations of $259 million, or $0.77 per diluted share, in 2010, compared to $423 million, or $1.28 per diluted share, in 2009.

The improvement in the earnings from continuing operations before income taxes in 2010 compared to 2009 was primarily attributable to a $348 million increase in gross margin and a $105 million decrease in Other charges. These improvements were partially offset by: (i) a $207 million increase in SG&A expenses, (ii) a $99 million decrease in net Other income, as presented in Other income (expense), and (iii) a $59 million decrease in gains on the sale of investments and businesses.

Earnings (loss) from Discontinued Operations

After taxes, the Company had earnings from discontinued operations of $374 million, or $1.10 per diluted share, in 2010, compared to a loss from discontinued operations of $474 million, or $1.43 per diluted share, in 2009. The improvement in earnings from discontinued operations in 2010 compared to 2009 was primarily attributable to a significant decrease in the loss from the operations of Motorola Mobility and increase in earnings from the Networks business.

Results of Operations—2009 Compared to 2008

Net Sales

Net sales were $7.2 billion in 2009, down 12% compared to net sales of $8.1 billion in 2008. The decrease in net sales reflects: (i) a $577 million, or 20%, decrease in net sales in the Enterprise segment, (ii) a $383 million, or 7%, decrease in net sales in the Government segment.

Gross Margin

Gross margin was $3.6 billion, or 49.7% of net sales, in 2009, compared to $4.1 billion, or 50.2% of net sales, in 2008. Gross margin decreased in both segments, primarily driven by the 12% decrease in net sales and an unfavorable product mix. The decrease in gross margin as a percentage of net sales in 2009 compared to 2008 was primarily driven by decrease in gross margin percentage in the Government segment, partially offset by an increase in gross margin percentage in the Enterprise segment. The Company’s overall gross margin as a percentage of net sales can be impacted by the proportion of overall net sales generated by its various businesses.

Selling, General and Administrative Expenses

SG&A expenses decreased 8% to $1.7 billion, or 23.7% of net sales, in 2009, compared to $1.8 billion, or 22.6% of net sales, in 2008. SG&A expenses decreased in both segments, primarily due to: (i) savings from cost-reduction initiatives, and (ii) decreased employee benefit-related expenses, reflecting the temporary suspension of the Company’s 401(k) matching contributions. SG&A expenses as a percentage of net sales increased in the Enterprise segment and decreased in the Government segment.

Research and Development Expenditures

Research and development (“R&D”) expenditures decreased 6% to $1.0 billion, or 14.5% of net sales, in 2009, compared to $1.1 billion, or 13.6% of net sales, in 2008. R&D expenditures decreased in both segments, primarily due to savings from cost-reduction initiatives and decreased employee benefit-related expenses. R&D expenditures as a percentage of net sales increased in both segments. The Company participates in competitive industries with constant changes in technology and, accordingly, the Company continues to believe that a strong commitment to R&D is required to drive long-term growth.

Other Charges

The Company recorded net charges of $255 million in Other charges in 2009, compared to net charges of $1.8 billion in 2008. The charges in 2009 included: (i) $218 million of charges relating to the amortization of intangibles, (ii) $88 million of net reorganization of business charges included in Other charges, and (iii) $24 million of charges related to an environmental reserve, partially offset by $75 million of income related to a legal settlement. The net charges in 2008 included: (i) $1.6 billion of asset impairment charges, (ii) $227 million of charges relating to the amortization of intangible assets, and (iii) $60 million of net reorganization of business charges included in Other charges, partially offset by a $48 million gain on the sale of property, plant and equipment. The net reorganization of business charges are discussed in further detail in the “Reorganization of Businesses” section.

Net Interest Income (Expense)

Net interest expense was $133 million in 2009, compared to net interest income of $35 million in 2008. Net interest expense in 2009 includes interest expense of $207 million, partially offset by interest income of $74 million. Net interest income in 2008 included interest income of $245 million, partially offset by interest expense of $210 million. The significant decline in interest income reflects: (i) the significant decrease in average short-term interest rates in 2009 compared to 2008, (ii) a change in the investment mix of the Sigma Fund to more liquid securities with shorter maturities and lower interest rates, and (iii) the decrease in average cash, cash equivalents and Sigma Fund balances in 2009 compared to 2008. This decline in interest income was slightly offset by a decrease in interest expense, primarily driven by a decrease in the Company’s level of outstanding debt during 2009.

Gains on Sales of Investments and Businesses

Gains on sales of investments and businesses were $108 million in 2009, compared to gains of $64 million in 2008. In 2009, the net gain primarily relates to sales of certain of the Company’s equity investments, of which $32 million of gain was attributed to a single investment. These gains were partially offset by a net loss from the sale of specific businesses. In 2008, the net gain primarily related to sales of a number of the Company’s equity investments.

Other

Net Other income was $92 million in 2009, compared to net Other expense of $417 million in 2008. The net income in 2009 was primarily comprised of: (i) $80 million of gains from Sigma Fund investments, (ii) a $67 million gain related to the extinguishment of a portion of the Company’s outstanding long-term debt, and (ii) a $14 million foreign currency gain, partially offset by $75 million of other-than-temporary investment impairment charges. The net charges in 2008 were primarily comprised of: (i) $333 million of investment impairment charges, of which $138 million related to a single strategic investment, (ii) $287 million of total losses on Sigma Fund investments, and (iii) $69 million of foreign currency losses, partially offset by: (i) a $237 million curtailment gain associated with the decision to freeze benefit accruals for U.S. pension plans, (ii) $24 million of gains relating to several interest rate swaps not designated as hedges, and (iv) a $14 million gain related to the extinguishment of a portion of the Company’s outstanding long-term debt.

Effective Tax Rate

The Company recorded $191 million of net tax expense in 2009, resulting in an effective tax rate of 30%, compared to $2.5 billion of net tax expense, resulting in a negative effective tax rate of 249% in 2008. The Company’s effective tax rate for 2009 was lower than the U.S. statutory tax rate of 35% primarily due to a reduction in valuation allowances relating to refundable general business credits and a reduction in unrecognized tax benefits for facts that now indicate the extent to which certain tax positions are more-likely-than-not of being sustained. The Company’s 2008 effective tax rate was negative, primarily due to the recording of a $2.1 billion non-cash tax charge to establish deferred tax valuation allowances against a portion of the Company’s U.S. deferred tax assets and the recording of non-deductible goodwill impairment charges.

The Company’s effective tax rate will change from period to period based on non-recurring events, such as the settlement of income tax audits, changes in valuation allowances and the tax impact of significant unusual or extraordinary items, as well as recurring factors including changes in the geographic mix of income before taxes and effects of various global income tax strategies.

Earnings (loss) from Continuing Operations

The Company had net earnings from continuing operations before income taxes of $637 million in 2009, compared with a net loss from continuing operations before income taxes of $997 million in 2008. After taxes, and excluding Earnings attributable to noncontrolling interests, the Company had earnings from continuing operations of $423 million, or $1.28 per diluted share, in 2009, compared to a net loss from continuing operations of $3.5 billion, or $10.76 per diluted share, in 2008.

The improvement in the earnings from continuing operations before income taxes in 2009 compared to 2008 was primarily attributed to: (i) a $1.6 billion decrease in Other charges, (ii) a $509 million increase in income classified as Other, as presented in Other income (expense), and (iii) a $142 million decrease in SG&A expenses. These factors were partially offset by: (i) a $520 million decrease in gross margin, and (ii) a $168 million increase in net interest expense.

Earnings (loss) from Discontinued Operations

After taxes, the Company incurred a loss from discontinued operations of $474 million, or $1.43 per diluted share, in 2009, compared to a loss from discontinued operations of $762 million, or $2.35 per diluted share, in 2008. The improvement in the loss from discontinued operations in 2009 compared to 2008 was primarily attributable to a decrease in the loss from the operations of Motorola Mobility, partially offset by a decrease in earnings from the Networks business.

Segment Information

The following commentary should be read in conjunction with the financial results of each segment as detailed in Note 12, “Information by Segment and Geographic Region,” to the Company’s consolidated financial statements. Net sales and operating results for the Company’s two segments for 2010, 2009 and 2008 are presented below.

Government Segment

In 2010, the segment’s net sales represented 65% of the Company’s consolidated net sales, compared to 68% in 2009 and 65% in 2008.

	Years Ended December 31			Percent Change
(Dollars in millions)	2010	2009	2008	2010—2009	2009—2008
Segment net sales	$5,135	$4,876	$5,259	5%	(7)%
Operating earnings	566	542	630	4%	(14)%

Segment Results—2010 Compared to 2009

In 2010, the segment’s net sales were $5.1 billion, a 5% increase compared to net sales of $4.9 billion in 2009. The 5% increase in net sales in the Government segment reflects an increase in sales of radios and systems. The increase in net sales for the segment reflects higher net sales in all regions. Net sales in North America continued to comprise a significant portion of the segment’s business, accounting for approximately 63% of the segment’s net sales in both 2010 and 2009. The segment’s backlog was $2.0 billion at both December 31, 2010 and 2009.

The segment had operating earnings of $566 million in 2010, compared to operating earnings of $542 million in 2009. The increase in operating earnings was primarily due to an increase in gross margin, driven by the 5% increase in net sales and a favorable product mix, partially offset by: (i) increased SG&A expenses primarily due to increased selling and marketing expenses related to the increase in net sales and increased employee benefit-related expenses, and (ii) an increase in R&D expenditures primarily due to investment in next-generation technologies and increased employee benefit-related expenses. As a percentage of net sales in 2010 as compared to 2009, gross margin increased slightly, SG&A expenses increased and R&D expenditures decreased.

Segment Results—2009 Compared to 2008

In 2009, the segment’s net sales were $4.9 billion, a decrease of 7% compared to net sales of $5.3 billion in 2008. The 7% decrease in net sales reflects a decrease in spending primarily due to customer budget constraints, particularly in the U.S. The segment’s net sales were lower in North America, the Europe, Middle East and Africa region and Latin America and higher in Asia. Net sales in North America continued to comprise a significant portion of the segment’s business, accounting for approximately 63% of the segment’s net sales in 2009, and approximately 61% in 2008. The segment’s backlog was $2.0 billion at both December 31, 2009 and 2008.

The segment had operating earnings of $542 million in 2009, compared to operating earnings of $630 million in 2008. The decrease in the operating earnings was primarily due to a decrease in gross margin, driven by the 7% decrease in net sales and an unfavorable product mix. The decrease in gross margin was partially offset by decreases in SG&A expenses and R&D expenditures, primarily related to: (i) savings from cost-reduction initiatives, and (ii) decreased employee benefit-related expenses, including the temporary suspension of the Company’s 401(k) matching contributions. As a percentage of net sales in 2009 as compared 2008, gross margin and SG&A expenses decreased and R&D expenditures increased.

Enterprise Segment

In 2010, the segment’s net sales represented 35% of the Company’s consolidated net sales, compared to 32% in 2009 and 35% in 2008.

	Years Ended December 31			Percent Change
(Dollars in millions)	2010	2009	2008	2010—2009	2009—2008
Segment net sales	$2,736	$2,304	$2,881	19%	(20)%
Operating earnings (loss)	212	28	(1,309)	657%	*	**
***	Percentage change not meaningful.

Segment Results—2010 Compared to 2009

In 2010, the segment’s net sales were $2.7 billion, a 19% increase compared to net sales of $2.3 billion in 2009. The 19% increase in net sales in the Enterprise segment reflects an increase in mobile computing, scanning devices and iDEN equipment sales. The increase in net sales for the segment reflects higher net sales in all regions. Net sales in North America continued to comprise a significant portion of the segment’s business, accounting for approximately 49% of the segment’s net sales in 2010, and approximately 51% in 2009. The segment’s backlog was $568 million at December 31, 2010, compared to $576 million at December 31, 2009.

The segment had operating earnings of $212 million in 2010, compared to operating earnings of $28 million in 2009. The increase in operating earnings was primarily due to an increase in gross margin, driven by the 19% increase in net sales and a favorable product mix, partially offset by: (i) increased SG&A expenses primarily due to increased selling and marketing expenses related to the increase in net sales and increased employee benefit-related expenses, and (ii) an increase in R&D expenditures primarily due to investment in next-generation technologies and increased employee benefit-related expenses. As a percentage of net sales in 2010 as compared to 2009, gross margin, SG&A expenses and R&D expenditures all decreased.

Segment Results—2009 Compared to 2008

In 2009, the segment’s net sales were $2.3 billion, a decrease of 20% compared to net sales of $2.8 billion in 2008. The 20% decrease in net sales reflects the economic challenges facing the commercial and retail markets we serve. The segment’s net sales were lower in all regions. Net sales in North America comprised a significant portion of the segment’s business, accounting for approximately 51% of the segment’s net sales in 2009, and approximately 52% in 2008. The segment’s backlog was $576 million at December 31, 2009, compared to $559 million at December 31, 2008.

The segment had operating earnings of $28 million in 2009, compared to incurring an operating loss of $1.3 billion in 2008. The increase in the operating earnings was primarily due to a $1.6 billion decrease in Other charges, primarily due to the absence in 2009 of a comparable $1.6 billion charge in 2008 related to asset impairments. Also contributing to the increase in operating earnings were decreases in SG&A expenses and R&D expenditures, primarily related to: (i) savings from cost-reduction initiatives, and (ii) decreased employee benefit-related expenses, reflecting the temporary suspension of the Company’s 401(k) matching contributions. These factors were partially offset by a decrease in gross margin, driven by the 20% decrease in net sales and an unfavorable product mix. As a percentage of net sales in 2009 as compared 2008, gross margin, SG&A expenses and R&D expenditures all increased.

Reorganization of Businesses

During 2010, the Company implemented various productivity improvement plans aimed at achieving long term, sustainable profitability by driving efficiencies and reducing operating costs. In 2010, The Company recorded net reorganization of business charges of $73 million, relating to the separation of 1,600 employees, of which 800 were direct employees and 800 were indirect employees. These charges included $19 million of Costs of sales and $54 million of charges under Other charges in the Company’s consolidated statements of operations. Included in the aggregate $73 million are charges of $73 million for employee separation costs, $16 million for exit costs, partially offset by $16 million of reversals for accruals no longer needed.

The Company realized cost-saving benefits of approximately $28 million in 2010 from the plans that were initiated during 2010, representing: (i) $14 million of savings in SG&A expenses, (ii) $10 million of savings in Costs of sales, and (iii) $4 million of savings in R&D expenditures. Beyond 2010, the Company expects the reorganization plans initiated during 2010 to provide annualized cost savings of approximately $108 million.

During 2009, the Company recorded net reorganization of business charges of $102 million, including $114 million for employee separation costs, $6 million for exit costs, partially offset by $18 million for reversals of accruals no longer needed. During 2008, the Company recorded net reorganization of business charges of $65 million, including $80 million for employee separation costs, partially offset by $15 million of reversals of accruals no longer needed.

The following table displays the net charges incurred by business segment:

Year Ended December 31,	2010	2009	2008
Government	$57	$67	$45
Enterprise	16	35	20

	$73	$102	$65

Cash payments for exit costs and employee separations in connection with these reorganization plans were $53 million in 2010, as compared to $111 million in 2009. The $67 million reorganization of businesses accrual at December 31, 2010, includes: (i) $50 million relating to employee separation costs that are expected to be paid in 2011, and (ii) $17 million relating to lease termination obligations that are expected to be paid over a number of years.

Liquidity and Capital Resources

The Company increased the aggregate of our: (i) cash and cash equivalents balances, (ii) Sigma Fund and short-term investments, and (iii) long-term Sigma Fund, by $904 million from $8.0 billion as of December 31, 2009 to $8.9 billion as of December 31, 2010. Conversely, the Company decreased the aggregate of our: (i) notes payable and the current portion of long-term debt, and (ii) long-term debt, by approximately $1.1 billion from $3.9 billion as of December 31, 2009 to $2.8 billion as of December 31, 2010.

As highlighted in the consolidated statements of cash flows, the Company’s liquidity and available capital resources are impacted by four key components: (i) cash and cash equivalents, (ii) operating activities, (iii) investing activities, and (iv) financing activities.

Cash and Cash Equivalents

At December 31, 2010, the Company’s cash and cash equivalents (which are highly-liquid investments with an original maturity of three months or less) were $4.2 billion, an increase of $1.3 billion compared to $2.9 billion at December 31, 2009. At December 31, 2010, $1.2 billion of this amount was held in the U.S. and $3.0 billion was held by the Company or its subsidiaries in other countries. At December 31, 2010, restricted cash was $226 million (including $166 million held outside the U.S.), compared to $206 million (including $143 million held outside the U.S.) at December 31, 2009.

The Company continues to analyze and review various repatriation strategies to continue to efficiently repatriate funds. In 2010, the Company repatriated approximately $1.1 billion in funds to the U.S. from international jurisdictions with minimal cash tax cost. The Company has approximately $3.2 billion of earnings in foreign subsidiaries that are not permanently reinvested and may be repatriated without additional U.S. federal income tax charges to the Company’s consolidated statements of operations, given the U.S. federal tax provisions accrued on undistributed earnings and the utilization of available foreign tax credits. On a cash basis, these repatriations from the Company’s non-U.S. subsidiaries could require the payment of additional foreign taxes. Repatriation of some of these funds could be subject to delay for local country approvals and could have potential adverse tax consequences.

On January 4, 2011, the Distribution of Motorola Mobility from Motorola Solutions was completed. As part of the Distribution, the Company contributed $3.2 billion of cash and cash equivalents to Motorola Mobility and has an obligation to fund an additional $300 million, upon receipt of cash distributions as a result of future capital reductions of an overseas subsidiary.

Operating Activities

The cash provided by operating activities from continuing operations in 2010 was $818 million, compared to $628 million in 2009 and $884 million in 2008. The primary contributors to the cash provided in 2010 were: (i) income from continuing operations (adjusted for net non-cash charges) of $1.0 billion, and (ii) a $333 million increase in accounts payable and accrued liabilities, partially offset by: (i) a $308 million decrease in other assets and liabilities, (ii) a $111 million increase in inventories, and (iii) an $83 million increase in accounts receivable.

Accounts Receivable: The Company’s net accounts receivable were $1.5 billion at December 31, 2010, compared to $1.4 billion at December 31, 2009. The Company’s businesses sell their products in a variety of markets throughout the world and payment terms can vary by market type and geographic location. Accordingly, the Company’s levels of net accounts receivable can be impacted by the timing and level of sales that are made by its various businesses and by the geographic locations in which those sales are made.

As further described below under “Sales of Receivables,” the Company’s levels of net accounts receivable can also be impacted by the timing and amount of accounts receivable sold to third parties, which can vary by period and can be impacted by numerous factors.

Inventory: The Company’s net inventory was $521 million at December 31, 2010, compared to $409 million at December 31, 2009. Inventory management continues to be an area of focus as the Company balances the need to maintain strategic inventory levels to ensure competitive delivery performance to its customers against the risk of inventory excess and obsolescence due to rapidly changing technology and customer spending requirements.

Accounts Payable: The Company’s accounts payable were $731 million at December 31, 2010, compared to $569 million at December 31, 2009. The Company buys products in a variety of markets throughout the world and payment terms can vary by market type and geographic location. Accordingly, the Company’s levels of accounts payable can be impacted by the timing and level of purchases made by its various businesses and by the geographic locations in which those purchases are made.

Benefit Plan Contributions: The Company contributed $157 million to its U.S. pension plans during 2010, compared to $90 million contributed in 2009. The Company contributed $47 million to its non-U.S. pension plans during 2010, compared to $39 million contributed in 2009. In January 2011, the Pension Benefit Guaranty Corporation (“PBGC”) announced an agreement with Motorola Solutions under which the Company will contribute $100 million above and beyond its legal requirement to its U.S. noncontributory pension plan (“U.S. Regular Pension Plan”) over the next five years. The Company and the PBGC entered into the agreement as the Company was in the process of separating Motorola Mobility and pursuing the sale of certain assets of the Networks business. Also in January 2011, the Company elected the available optional pension contribution relief which reduced its required 2011 U.S. Regular Pension Plan contribution from approximately $265 million to approximately $235 million. During 2011, the Company expects to make cash contributions of approximately $240 million to its U.S. pension plans and approximately $40 million to its non-U.S. pension plans. The Company maintained all of the U.S. pension liabilities and the majority of the non-U.S. pension liabilities following the Distribution of Motorola Mobility on January 4, 2011.

The Company amended its U.S. Regular Pension Plan, the Officers’ Plan and the Motorola Supplemental Pension Plan such that: (i) no participant shall accrue any benefits or additional benefits on or after March 1, 2009, and (ii) no compensation increases earned by a participant on or after March 1, 2009 shall be used to compute any accrued benefit.

The Company made no contributions to its Postretirement Health Care Benefits Plan in either 2010 or 2009, and expects to make no contributions to this plan in 2011. The Company maintained the entire Postretirement Health Care Benefits Plan liability following the Distribution of Motorola Mobility on January 4, 2011. Retirement benefits are further discussed below in the “Significant Accounting Policies—Retirement Benefits” section.

Investing Activities

Net cash provided by investing activities was $523 million in 2010, compared to net cash used of $531 million in 2009 and net cash provided of $1 billion in 2008. The $1.1 billion increase in net cash provided by investing activities from 2009 to 2010 was primarily due to a $1.4 billion increase in cash received from net sales of Sigma Fund investments, partially offset by: (i) a $192 million decrease in proceeds from sales of short-term investments, and (ii) a $93 million decrease in net proceeds from sales of investments and businesses.

Sigma Fund: The Company and its wholly-owned subsidiaries invest most of their U.S. dollar-denominated cash in a fund (the “Sigma Fund”) that allows the Company to efficiently manage its cash around the world. The Company had net cash inflow from net proceeds from sales of $453 million of Sigma Fund investments in 2010, compared to a net cash outflow of $922 million in net purchases of Sigma Fund investments in 2009 and a net cash inflow of $853 million of net proceeds received from sales of Sigma Fund investments in 2008. The aggregate fair value of Sigma Fund investments was $4.7 billion at December 31, 2010 (including $1.9 billion held by the Company or its subsidiaries outside the U.S.), compared to $5.2 billion at December 31, 2009 (including $2.3 billion held by the Company or its subsidiaries outside the U.S.).

The Sigma Fund portfolio is managed by four independent investment management firms. The investment guidelines of the Sigma Fund require that purchased investments must be in high-quality, investment grade (rated at least A/A-1 by Standard & Poor’s or A2/P-1 by Moody’s Investors Service), U.S. dollar-denominated debt obligations, including certificates of deposit, commercial paper, government bonds, corporate bonds and asset- and mortgage-backed securities. Under the Sigma Fund’s investment policies, except for debt obligations of the U.S. government, agencies and government-sponsored enterprises, no more than 5% of the Sigma Fund portfolio is to consist of debt obligations of any one issuer. The Sigma Fund’s investment policies further require that floating rate investments must have a maturity at purchase date that does not exceed thirty-six months with an interest rate that is reset at least annually. The average interest rate reset of the investments held by the funds must be 120 days or less. The actual average interest rate reset of the portfolio (excluding cash and defaulted securities) was 18 days at December 31, 2010, compared to 15 days at December 31, 2009.

Investments in the Sigma Fund are carried at fair value. The Company primarily relies on valuation pricing models and broker quotes to determine the fair value of investments in the Sigma Fund. The valuation models are developed and maintained by third-party pricing services, and use a number of standard inputs, including benchmark yields, reported trades, broker/dealer quotes where the counterparty is standing ready and able to transact, issuer spreads, benchmark securities, bids, offers and other reference data. For each asset class, quantifiable inputs related to perceived market movements and sector news may be considered in addition to the standard inputs.

At December 31, 2010, $4.7 billion of the Sigma Fund investments were classified as current in the Company’s consolidated balance sheets, compared to $5.1 billion at December 31, 2009. The weighted average maturity of the Sigma Fund investments classified as current was 1 month (excluding cash of $2.4 billion and defaulted securities) at December 31, 2010, compared to 1 month (excluding cash of $202 million and defaulted securities) at December 31, 2009. A majority of the Sigma Fund’s cash balance at December 31, 2010 was reserved for the Distribution of Motorola Mobility. At December 31, 2010, approximately 99% of the Sigma Fund investments were invested in cash and U.S. government, agency and government-sponsored enterprise obligations. This reflects a strategic decision by the Company to prioritize capital preservation rather than investment income.

In 2010, the Company recorded a gain from the Sigma Fund investments of $11 million in Other income (expense) in the consolidated statement of operations, compared to a gain from the Sigma Fund investments of $80 million in 2009.

During the fourth quarter of 2008, the Company changed its accounting for changes in the fair value of investments in the Sigma Fund. Prior to the fourth quarter of 2008, the Company distinguished between declines it considered temporary and declines it considered other-than-temporary. When it became probable that the Company would not collect all amounts it was owed on a security according to its contractual terms, the Company considered the security to be impaired and recorded the other-than-temporary decline in fair value in earnings. In 2008, the Company recorded $186 million of other-than-temporary impairments of Sigma Fund investments in the consolidated statement of operations. The impairment charges were primarily related to the default of investments in Lehman Brothers Holdings, Inc., Washington Mutual, Inc. and Sigma Finance Corporation, an unrelated special investment vehicle managed by United Kingdom-based Gordian Knot, Limited.

Beginning in the fourth quarter of 2008, the Company began recording all changes in the fair value of investments in the Sigma Fund in the consolidated statements of operations. Accordingly, the Company recorded the cumulative loss of $101 million on investments in the Sigma Fund investments in its consolidated statement of operations during the fourth quarter of 2008. The Company determined amounts that arose in periods prior to the fourth quarter of 2008 were not material to the consolidated results of operations in those periods.

Securities with a maturity greater than 12 months and defaulted securities have been classified as non-current in the Company’s consolidated balance sheets. At December 31, 2010, $70 million of the Sigma Fund investments were classified as non-current, and the weighted average maturity of the Sigma Fund investments classified as non-current (excluding defaulted securities) was 164 months. At December 31, 2009, $66 million of the Sigma Fund investments were classified as non-current.

The Company continuously assesses its cash needs and continues to believe that the balance of cash and cash equivalents, short-term investments and investments in the Sigma Fund classified as current are more than adequate to meet its current operating requirements over the next twelve months.

Strategic Acquisitions and Investments: The Company used net cash for acquisitions and new investment activities of $23 million in 2010, compared to net cash used of $17 million in 2009 and net cash used of $208 million in 2008. The cash used in 2010 and 2009 were for small strategic investments across the Company.

Capital Expenditures: Capital expenditures were $192 million in 2010, compared to $136 million in 2009 and $257 million in 2008. The Company’s emphasis when making capital expenditure decisions is to focus on strategic investments driven by customer demand and new design capability.

Sales of Investments and Businesses: The Company received $264 million in net proceeds from the sales of investments and businesses in 2010, compared to proceeds of $357 million in 2009 and proceeds of $113 million in 2008. The $264 million in proceeds in 2010 were primarily comprised of the Company’s Israel-based wireless network operator business and the sale of a single investment. The $357 million in proceeds in 2009 was primarily comprised of net proceeds received in connection with sales of: (i) Good Technology, (ii) the biometrics business, and (iii) the sales of certain of the Company’s equity investments.

Financing Activities

Net cash used for financing activities was $55 million in 2010, compared to $278 million used in 2009 and $1.4 billion used in 2008. Cash used for financing activities in the 2010 was primarily comprised of approximately $1.0 billion for repayment of long-term debt, partially offset by: (i) $782 million of distributions from discontinued operations, and (ii) $179 million of net cash received from the issuance of common stock in connection with the Company’s employee stock option plans and employee stock purchase plan.

Cash used for financing activities in 2009 was primarily: (i) $132 million of cash used for the repayment of long-term debt, (ii) $114 million of cash used to pay dividends, (iii) $86 million of cash used for the repayment of short-term borrowings, and (iv) $68 million of distributions to discontinued operations, partially offset by $116 million of cash received from the issuance of common stock in connection with the Company’s employee stock option plans and employee stock purchase plan.

Short-Term Debt: At December 31, 2010, the Company’s outstanding notes payable and current portion of long-term debt was $605 million, compared to $536 million at December 31, 2009.

In November 2010, the Company repaid, at maturity, the entire $527 million aggregate principal amount outstanding of its 7.625% Notes due November 15, 2010.

Long-term Debt: At December 31, 2010, the Company had outstanding long-term debt of $2.1 billion, compared to $3.3 billion at December 31, 2009.

During the second quarter of 2010, the Company repurchased approximately $500 million of its outstanding long-term debt for a purchase price of $477 million, excluding approximately $5 million of accrued interest. The $500 million of long-term debt repurchased included principal amounts of: (i) $65 million of the $379 million then outstanding of the 6.50% Debentures due 2025 (the “2025 Debentures”), (ii) $75 million of the $286 million then outstanding of the 6.50% Debentures due 2028 (the “2028 Debentures”), (iii) $222 million of the $446 million then outstanding of the 6.625% Senior Notes due 2037 (the “2037 Senior Notes”), and (iv) $138 million of the $252 million then outstanding of the 5.22% Debentures due 2097. After accelerating the amortization of debt issuance costs and debt discounts, the Company recognized a loss of approximately $12 million related to this debt tender in Other within Other income (expense) in the consolidated statements of operations.

During the first quarter of 2009, the Company repurchased $199 million of its outstanding long-term debt for an aggregate purchase price of $133 million, including $4 million of accrued interest. The $199 million of long-term debt repurchased included principal amounts of: (i) $11 million of the $358 million then outstanding of 7.50% Debentures due 2025, (ii) $20 million of the $399 million then outstanding 2025 Debentures, (iii) $14 million of the $299 million then outstanding 2028 Debentures, and (iv) $154 million of the $600 million then outstanding 2037 Senior Notes. The Company recognized a gain of approximately $67 million related to these open market purchases in Other within Other income (expense) in the consolidated statements of operations.

The three largest U.S. national ratings agencies rate the Company’s senior unsecured long-term debt investment grade. The Company believes that it will be able to maintain sufficient access to the capital markets at its current ratings. Any future disruptions, uncertainty or volatility in the capital markets may result in higher funding costs for the Company and adversely affect its ability to access funds.

The Company may from time to time seek to retire certain of its outstanding debt through open market cash purchases, privately-negotiated transactions or otherwise. Such repurchases, if any, will depend on prevailing market conditions, the Company’s liquidity requirements, contractual restrictions and other factors.

Payment of Dividends: During 2010, the Company did not pay cash dividends to holders of its common stock. During 2009, the Company paid $114 million in cash dividends to holders of its common stock, all of which was paid during the first quarter of 2009, related to the payment of a dividend declared in November 2008. In February 2009, the Company announced that its Board of Directors suspended the declaration of quarterly cash dividends on the Company’s common stock.

Credit Facilities

As of December 31, 2010, the Company had a domestic syndicated revolving credit facility (as amended from time to time, the “Credit Facility”), scheduled to mature in December 2011. The size of the Credit Facility was the lesser of: (1) $1.5 billion, or (2) an amount determined based on eligible domestic accounts receivable and inventory. If the Company elected to borrow under the Credit Facility, only then and not before, it would be required to pledge its domestic accounts receivable and, at its option, domestic inventory. The Credit Facility did not require the Company to meet any financial covenants unless remaining availability under the Credit Facility was less than $225 million. The Company never borrowed under this Credit Facility or predecessor domestic syndicated revolving credit facilities.

On January 4, 2011, the Company terminated the Credit Facility and entered into a new $1.5 billion unsecured syndicated revolving credit facility (the “2011 Motorola Solutions Credit Agreement”) that is scheduled to expire on June 30, 2014. The 2011 Motorola Solutions Credit Agreement includes a provision pursuant to which the Company can increase the aggregate credit facility size up to a maximum of $2.0 billion by adding lenders or having existing lenders increase their commitments. The Company must comply with certain customary covenants, including maintaining maximum leverage and minimum interest coverage ratios as defined in the 2011 Motorola Solutions Credit Agreement.

Contractual Obligations and Other Purchase Commitments

Summarized in the table below are the Company’s obligations and commitments to make future payments as of January 4, 2011, following the Distribution of Motorola Mobility.

	Payments Due by Period
(in millions)	Total	2011	2012	2013	2014	2015	Uncertain Timeframe	Thereafter
Long-Term Debt Obligations	$2,660	$605	$405	$5	$4	$4	$—	$1,637
Lease Obligations	343	124	86	52	37	21	—	23
Tax Obligations	198	100	—	—	—	—	98	—
Purchase Obligations	106	63	26	17	—	—	—	—
Other Obligations	400	—	—	—	—	100	300	—

Total Contractual Obligations	$3,707	$892	$517	$74	$41	$125	$398	$1,660

Amounts included represent firm, non-cancelable commitments.

Long-Term Debt Obligations: All of the publicly-held long-term debt, including the current portion of long-term debt, remained with Motorola Solutions following the Distribution of Motorola Mobility and totaled $2.7 billion.

Lease Obligations: The Company owns most of its major facilities, but does lease certain office, factory and warehouse space, land, information technology and other equipment, principally under non-cancelable operating leases. Following the Distribution of Motorola Mobility, the Motorola Solutions’ future minimum lease obligations, net of minimum sublease rentals, totaled $343 million. Rental expense, net of sublease income, was $131 million in 2010, $146 million in 2009 and $171 million in 2008.

Tax Obligations: Following the Distribution of Motorola Mobility, Motorola Solutions has approximately $198 million of unrecognized income tax benefits relating to multiple tax jurisdictions and tax years. Based on the potential outcome of the Company’s global tax examinations, or the expiration of the statute of limitations for specific jurisdictions, it is reasonably possible that the unrecognized tax benefits will change within the next 12 months. The associated net tax impact on the effective tax rate, exclusive of valuation allowance changes, is estimated to be in the range of a $50 million tax charge to a $75 million tax benefit, with cash payments not expected to exceed $100 million.

Purchase Obligations: The Company has entered into agreements for the purchase of inventory, license of software, promotional activities and research and development, which are firm commitments and are not cancelable. Following the Distribution of Motorola Mobility, the Motorola Solutions’ obligations in connection with these agreements run through 2013, and the total payments expected to be made by the Company under these agreements totaled $106 million.

The Company enters into a number of arrangements for the sourcing of supplies and materials with take-or-pay obligations. Following the Distribution of Motorola Mobility, the Motorola Solutions’ obligations with these suppliers run through 2013 and total a minimum purchase obligation of $83 million. The Company does not anticipate the cancellation of any of these agreements in the future and estimates that purchases from these suppliers will exceed the minimum obligations during the agreement periods.

Other Obligations: In January 2011, the Pension Benefit Guaranty Corporation (“PBGC”) announced an agreement with Motorola Solutions under which the Company will contribute $100 million above and beyond its legal requirement to its U.S. Regular Pension Plan over the next five years. The Company and the PBGC entered into the agreement as the Company was in the process of separating Motorola Mobility and pursuing the sale of certain assets of the Networks business.

As part of the Distribution of Motorola Mobility, the Company has an obligation to fund an additional $300 million, upon receipt of cash distributions as a result of future capital reductions of an overseas subsidiary.

Commitments Under Other Long-Term Agreements: The Company has entered into certain long-term agreements to purchase software, components, supplies and materials from suppliers. Most of the agreements extend for periods of one to three years (three to five years for software). Generally, these agreements do not obligate the Company to make any purchases, and many permit the Company to terminate the agreement with advance notice (usually ranging from 60 to 180 days). If the Company were to terminate these agreements, it generally would be liable for certain termination charges, typically based on work performed and supplier on-hand inventory and raw materials attributable to canceled orders. The Company’s liability would only arise in the event it terminates the agreements for reasons other than “cause.”

The Company outsources certain corporate functions, such as benefit administration and information technology-related services. These contracts are expected to expire in 2013. Following the Distribution of Motorola Mobility, the Motorola Solutions’ total remaining payments under these contracts are approximately $517 million over the remaining life of the contracts; however these contracts can be terminated. Termination would result in a penalty substantially less than the remaining annual contract payments. The Company would also be required to find another source for these services, including the possibility of performing them in-house.

As is customary in bidding for and completing certain projects and pursuant to a practice the Company has followed for many years, the Company has a number of performance/bid bonds, standby letters of credit and surety bonds outstanding (collectively, referred to as “Performance Bonds”), primarily relating to projects of the Government segment, including projects related to discontinued operations. These Performance Bonds normally have maturities of multiple years and are standard in the industry as a way to give customers a convenient mechanism to seek resolution if a contractor does not satisfy certain requirements under a contract. Typically, a customer can draw on the Performance Bond only if the Company does not fulfill all terms of a project contract. If such an occasion occurred, the Company would be obligated to reimburse the institution that issued the Performance Bond for the amounts paid. In its long history, it has been rare for the Company to have a Performance Bond drawn upon. At December 31, 2010, outstanding Performance Bonds totaled approximately $1.7 billion, compared to $1.9 billion at December 31, 2009. Following the Distribution of Motorola Mobility and the completion of the divesture of the Networks business, Motorola Solutions’ outstanding Performance Bonds totaled approximately $1.2 billion. Any future disruptions, uncertainty, or volatility in the bank, insurance or capital markets, or a change in the Company’s credit ratings could adversely affect the Company’s ability to obtain Performance Bonds and may result in higher funding costs.

Off-Balance Sheet Arrangements: Under the definition contained in Item 303(a)(4)(ii) of Regulation S-K, the Company does not have any off-balance sheet arrangements.

Long-term Customer Financing Commitments

Outstanding Commitments: Certain purchasers of the Company’s infrastructure equipment may request that the Company provide long-term financing (defined as financing with a term of greater than one year) in connection with the sale of equipment. These requests may include all or a portion of the purchase price of the equipment. The Company’s obligation to provide long-term financing may be conditioned on the issuance of a letter of credit in favor of the Company by a reputable bank to support the purchaser’s credit or a pre-existing commitment from a reputable bank to purchase the long-term receivables from the Company. The Company had outstanding commitments to provide long-term financing to third parties totaling $333 million at December 31, 2010, compared to $406 million at December 31, 2009 (including $168 million and $321 million at December 31, 2010 and December 31, 2009, respectively, relating to discontinued operations). Of these amounts, $27 million was supported by letters of credit or by bank commitments to purchase long-term receivables at December 31, 2010, compared to $13 million supported at December 31, 2009 (including $25 million at December 31, 2010 and no amounts at December 31, 2009, relating to the Networks business). The majority of the outstanding commitments at December 31, 2010 are to a small number of network operators in the Middle East region. The Company retains the funded portion of the financing arrangements related to the Networks business following the sale to NSN, which totaled approximately $235 million at December 31, 2010.

Guarantees of Third-Party Debt: In addition to providing direct financing to certain equipment customers, the Company also assists customers in obtaining financing directly from banks and other sources to fund equipment purchases. The Company had committed to provide financial guarantees relating to customer financing totaling $10 million at both December 31, 2010 and 2009 (including $6 million and $7 million at December 31, 2010 and 2009, respectively, relating to the sale of short-term receivables). Customer financing guarantees outstanding were $1 million at December 31, 2010, compared to $2 million at December 31, 2009 (including de minimus amounts at both December 31, 2010 and 2009, relating to the sale of short-term receivables).

Outstanding Long-Term Receivables: The Company had net long-term receivables of $264 million, (net of allowances for losses of $1 million) at December 31, 2010, compared to net long-term receivables of $130 million, (net of allowances for losses of $7 million) at December 31, 2009. These long-term receivables are generally interest bearing, with interest rates ranging from 2% to 12%.

Sales of Receivables

From time to time, the Company sells accounts receivable and long-term receivables on a non-recourse basis to third parties under one-time arrangement while others are sold to third parties under committed facilities that involve contractual commitments from these parties to purchase qualifying receivables up to an outstanding monetary limit. Committed facilities may be revolving in nature and, typically, must be renewed annually. The Company may or may not retain the obligation to service the sold accounts receivable and long-term receivables.

As of December 31, 2010, the Company had a $200 million revolving receivable sales facility, maturing June 2011, for the sale of accounts receivable, which was fully available. The initial cash proceeds received by the Company for the sale of these receivables is capped at the lower of $200 million or eligible receivables less reserves. At December 31, 2009, the Company had a $200 million committed revolving credit facility for the sale of accounts receivable, of which $140 million was available. The Company had no significant committed facilities for the sale of long-term receivables at December 31, 2010 and 2009, respectively.

The following table summarizes the proceeds received from non-recourse sales of accounts receivable and long-term receivables for the years ended December 31, 2010, 2009 and 2008:

Years Ended December 31	2010	2009	2008
Cumulative annual proceeds received from one-time sales:
Accounts receivable sales proceeds	$30	$46	$53
Long-term receivables sales proceeds	67	72	113

Total proceeds from one-time sales	97	118	166
Cumulative annual proceeds received from sales under committed facilities	70	234	563

Total proceeds from receivables sales	$167	$352	$729

At December 31, 2010, the Company retained servicing obligations for $329 million of sold accounts receivables and $277 million of long-term receivables, compared to $141 million of accounts receivables and $297 million of long-term receivables at December 31, 2009.

Under certain arrangements, the value of accounts receivable sold is supported by credit insurance purchased from third-party insurance companies, less deductibles or self-insurance requirements under the insurance policies. Under these arrangements, the Company’s total credit exposure, less insurance coverage, to outstanding accounts receivable that have been sold was de minimus at both December 31, 2010 and 2009.

Adequate Internal Funding Resources

The Company believes that it has adequate internal resources available to fund expected working capital and capital expenditure requirements for the next twelve months as supported by the level of cash, cash equivalents, short-term investments and Sigma Fund balances in the U.S. and the ability to repatriate funds from foreign jurisdictions.

Other Contingencies

Potential Contractual Damage Claims in Excess of Underlying Contract Value: In certain circumstances, our businesses may enter into contracts with customers pursuant to which the damages that could be claimed by the other party for failed performance might exceed the revenue the Company receives from the contract. Contracts with these types of uncapped damage provisions are fairly rare, but individual contracts could still represent meaningful risk. There is a possibility that a damage claim by a counterparty to one of these contracts could result in expenses to the Company that are far in excess of the revenue received from the counterparty in connection with the contract.

Indemnification Provisions: In addition, the Company may provide indemnifications for losses that result from the breach of general warranties contained in certain commercial, intellectual property and divestiture agreements. Historically, the Company has not made significant payments under these agreements, nor have there been significant claims asserted against the Company. However, there is an increasing risk in relation to intellectual property indemnities given the current legal climate. In indemnification cases, payment by the Company is conditioned on the other party making a claim pursuant to the procedures specified in the particular contract, which procedures typically allow the Company to challenge the other party’s claims. Further, the Company’s obligations under divestiture agreements for indemnification based on breach of representations and warranties are generally limited in terms of duration, typically not more than 24 months, and for amounts not in excess of the contract value, and in some instances the Company may have recourse against third parties for certain payments made by the Company.

Intellectual Property Matters: During 2010, the Company entered into a settlement agreement with another company to resolve certain intellectual property disputes between the two companies. As a result of the settlement agreement, the Company received $65 million in cash and was assigned certain patent properties. As a result of this agreement, the Company recorded a pre-tax gain of $39 million (and $55 million was allocated to discontinued operations) during the year ended December 31, 2010, related to the settlement of the outstanding litigation between the parties.

Legal Matters: The Company is a defendant in various lawsuits, claims and actions, which arise in the normal course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, liquidity or results of operations. However, an unfavorable resolution could have a material adverse effect on the Company’s consolidated financial position, liquidity or results of operations in the periods in which the matters are ultimately resolved.